Exhibit 10.1
Amendment to Term Revolving Credit Agreement
July 28, 2011
     This amendment to the “Term Revolving Credit Agreement dated May 31, 2011”, (hereinafter referred to as “Amendment”) is made and entered into on July 28, 2011, by and between FCW and the Company.
RECITALS
     WHEREAS, under the terms of the Term Revolving Credit Agreement dated May 31, 2011 (“Agreement”), the Company has agreed to pay interest on the unpaid balance of the Commitment in accordance with various interest rate options that include a 30-Day LIBOR Index Rate;
     WHEREAS, FCW has determined an error in Section 6 (A) (1) in describing the 30-Day LIBOR Index Rate option, as to lines 6, 8 and 10, which read as follows: “...offering of seven (7) day of U.S. dollars deposits, as published by Bloomberg or another major...” and “...defined) in each week with such rate to change weekly on such Day. The rate shall be reset...” and “...on the first U.S. Banking Day of each succeeding week and each change in the rate shall be...”;
     WHEREAS, the references to seven (7), week, weekly and week should have read thirty (30), month, monthly and month; and
     WHEREAS, FCW and the Company have agreed to modify the terms of the Agreement to correct, which all terms are fully incorporated herein by this reference.
     NOW, THEREFORE, IN CONSIDERATION OF THE RECITALS SET FORTH ABOVE; the terms and provisions contained herein, and other valuable consideration, the receipt of which is hereby acknowledged, FCW and the Company agree to amend the terms of the Agreement as follows:
1.	Section 6(A)(1) is hereby amended in its entirety as follows:
(1)  30-Day LIBOR Index Rate. At a rate (rounded upward to the nearest 1/100th% and adjusted for reserves required on “Eurocurrency Liabilities” (as hereinafter defined) for banks subject to “FRB Regulation D” (as hereinafter defined) or required by any other federal law or regulation) per annum equal at all times to 150 basis points (1.50%) above the annual rate quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time for the offering of thirty (30) day of U.S. dollars deposits, as published by Bloomberg or another major information vendor listed on BBA’s official website on the first U.S. Banking Day (as hereinafter defined) in each month with such rate to change monthly on such day. The rate shall be reset automatically, without the necessity of notice being provided to the Company or any other party, on the first U.S. Banking Day of each succeeding month and each change in the rate shall be applicable to all balances subject to this option and information about the then current rate shall be made available upon telephonic request. For purposes hereof (a) “U.S. Banking Day” shall mean a day on which CoBank is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England; (b) “Eurocurrency Liabilities” shall have meaning as set forth in “FRB Regulation D”; and (c) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

Amendment to Term Revolving Credit Agreement Calavo Growers, Inc.	Loan No. 3789055-101

     Except as specifically modified, amended or replaced by this Amendment, all other terms and conditions of the Agreement remain unchanged and in full force and effect.

Farm Credit West, PCA		Calavo Growers, Inc., a California Corporation

By:	/s/ John A. Barcelos	By:	/s/ Arthur J. Bruno

	John A. Barcelos, Vice President		Arthur J. Bruno, Chief Operating Officer, Chief Financial Officer & Corporate Secretary

		By:	/s/ James Snyder

James Snyder. Corporate Controller

Amendment to Term Revolving Credit Agreement Calavo Growers, Inc.	Loan No. 3789055-101